Sub-Item 77C

DREYFUS GOVERNMENT CASH MANAGEMENT FUNDS

Dreyfus Government Cash Management

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

      A Special Meeting of Shareholders of Dreyfus Government Cash Management (the “Fund”) was held on November 16, 2009.  Out of a total of 25,525,607,261.415 shares (“Shares”) entitled to vote at the Meeting, a total of 4,777,179,002.560 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to December 28, 2009, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           4,448,663,014.220        310,050,031.880        18,465,956.460

Fund’s policy regarding

borrowing

2. To approve the Fund’s               4,221,609,110.580        540,623,030.690        14,946,861.290

policy regarding lending

3. To permit investment in             4,166,260,250.910        590,334,530.200        20,584,221.450

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF

A Special Meeting of Shareholders of Dreyfus Government Cash Management (the “Fund”) was held on December 28, 2009.  Out of a total of 25,525,607,261.415 shares (“Shares”) entitled to vote at the Meeting, a total of 8,852,866,360.880 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 12, 2010, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           7,269,608,492.170        504,482,123.440        1,078,775,745.270

Fund’s policy regarding

borrowing

2. To approve the Fund’s               6,484,213,537.610        1,294,740,750.300        1,073,912,072.970

policy regarding lending

3. To permit investment in             5,989,279,849.620        1,782,568,676.190        1,081,017,835.070

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF